Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Annual Report on Form 10-K of our report dated April 17, 2023, with respect to the consolidated financial statements of JanOne Inc. as of and for the year ended December 31, 2022. Our report contained an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

/s/ Frazier & Deeter, LLC

Tampa, Florida
April 8, 2024